EMCEE BROADCAST PRODUCTS, INC.
                         AND SUBSIDIARIES

SUBSIDIARIES OF EMCEE BROADCAST PRODUCTS, INC.


The following constitute all of the Registrant's subsidiary corporations:

1. EMCEE Cellular Inc., a Delaware corporation;

2. EMCEE Export Sales Company, Inc., a Delaware corporation (this corporation is a wholly owned subsidiary of EMCEE Cellular Inc.);

3.R.F. Systems, Inc., a Delaware corporation (this corporation is a wholly owned subsidiary of EMCEE Cellular Inc.);

4.R.F. Internet Systems, Inc., a Nevada corporation (this corporation is a wholly owned subsidiary of EMCEE Cellular Inc.);

5.Universal Rapid Access, LLC (this limited liability company is a partially owned subsidiary of R.F. Internet Systems, Inc., which owns 16.14% of the outstanding equity of the limited liability company);

6. EMCEE Broadcast Products (Chengdu) Company, Ltd. (the Registrant owns 25% of the issued and outstanding capital stock of this corporation);

7. Grand Forks Wireless, L.L.C. (this limited liability company is a partially owned subsidiary of R.F. Internet Systems, Inc., which owns 50% of the outstanding equity of the limited liability company); and

8. Advanced Broadcast Systems, Inc., a Delaware corporation (this corporation is a wholly owned subsidiary of EMCEE Cellular Inc.).